Exhibit 99.(h)(i)(a)

AMENDMENT

To Transfer Agency and Service Agreement

Between

AIG Series Trust

and

State Street Bank and Trust Company

This Amendment is made as of this 5th day of July 2006 between AIG Series Trust (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”).  In accordance with Section 1.2(g) (Anti-Money Laundering (“AML”) Delegation) and Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of June 3, 2004 (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.     Schedule 1.2(g).  Schedule 1.2(g) attached to the Agreement is replaced and superseded with the revised Schedule 1.2(g) attached hereto and dated July 5, 2006.

2.     All defined terms and definitions in the Agreement shall be the same in this amendment (“Amendment “) except as specifically revised by this Amendment; and

3.     Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

AIG SERIES TRUST	STATE STREET BANK AND TRUST COMPANY

By:	By:
Joseph L. Hooley, Executive Vice President
Name:

Title:

SCHEDULE 1.2(g)

AML DELEGATION

July 5, 2006

1.                                       Delegation.  In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Fund has developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act.  Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent.  The Fund is desirous of having the Transfer Agent perform certain delegated duties pursuant to the AML Program and the Transfer Agent desires to accept such delegation.

2.                                       Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this Schedule 1.2(g) (the “Delegated Duties”), as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

3.                                       Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.                                       Delegated Duties

4.1                     Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a)  Submit all financial and non-financial transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)  Review special payee checks through OFAC database;

(c)  Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

(d)  Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(e)  Review accounts with small balances followed by large purchases;

(f)  Review accounts with frequent activity within a specified date range followed by a large redemption;

(g)  On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(h)  Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

(i)  Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR.  Provide the Fund with a copy of the SAR within a reasonable time after filing; notify Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

(j)  Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

(k)  In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency; and

(l)  Conduct due diligence for new correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  Denote foreign correspondent accounts with a distinct social code at account set-up when account set-up is performed by the Transfer Agent or, if account set-up is performed by a party other than the Transfer Agent, at such other time as required documentary evidence for a foreign correspondent account is presented in good order to the Transfer Agent.  Following the opening of an account for a foreign financial institution or setting up a dealer relationship with a foreign financial institution, the Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  After assessing the money laundering risk and determining a risk-ranking for the account, the Transfer Agent will notify the Fund’s AML Officer of any account with a medium or above risk-ranking to obtain further instruction from the Fund.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction. For any accounts opened for foreign financial institutions, a periodic review of the account activity will be performed by the Transfer Agent in order to determine consistency with information obtained about the type, purpose, and anticipated activity of the account as detailed in the financial institution questionnaire.  Upon request by the Fund, generate periodic reports of foreign correspondent accounts for review by the Fund for purposes of compliance with USA PATRIOT Act, Section 312.  In accordance with instructions from the Fund, conduct due diligence for existing accounts selected by the Fund for further review in accordance with the procedures set forth above.  Beginning no later than October 2, 2006, conduct additional due diligence for Existing Accounts selected by the Fund for further review in accordance with the procedures set forth above.

4.2                     In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

AIG SERIES TRUST	STATE STREET BANK AND TRUST COMPANY

By:	By:
Joseph L. Hooley,
Name:		Executive Vice President

Title: